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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant / /
Filed by a Party other than the Registrant /X/
Check the appropriate box:

/ /  Preliminary Proxy Statement

/ /  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12


                           EUROPA CRUISES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 JAMES C. ILLIUS
                                PAUL J. DeMATTIA
                                  JOHN R. DUBER
                                 ROGER A. SMITH
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/ No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
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(3)Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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/ / Fee paid previously with preliminary materials.
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0-11(a)(2) and identify the filing for which the offsetting fee was paid
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                                  MAY 14, 2002
                               FOR IMMEDIATE RELEASE
                             More Information Contact:

                             John R. Duber 440-331-0194
                              Jim Illius 440-331-1259
                             Roger Smith 419-882-4216


EUROPA STOCKHOLDERS
LAUNCH CAMPAIGN TO REORGANIZE MANAGEMENT
AND REVIVE AILING COMPANY

Diamondhead, MS
May 8, 2002


      The Committee of Concerned Europa Stockholders recently launched a campaign to reorganize Europa Cruises Corporation, change management, and expedite the process of building a casino resort in Bay St. Louis, Mississippi; a process that has been underway since 1993.

      The Committee of Concerned Europa Stockholders, led by Jim Illius (Europa Board member and largest common shareholder), John R. Duber (Vice President and Board Member), Paul J. DeMattia (ex-Board Member), and Roger Smith (Shareholder) filed on April 17, 2002, with the United States Securities and Exchange Commission to conduct a consent solicitation to Europa Stockholders.

      This process is intended to remove the current Chairman of the Board, Deborah Vitale (who is also Europa's CEO, President, Treasurer and Secretary) and replace her with the Committee's nominee for director, Jim Rafferty, a successful casino executive.

      On May 1, 2002, the SEC cleared the Committee's solicitation statement for filing in definitive form.

      When Europa Cruises Corporation bought the 404-acre parcel along Interstate 10 in 1993, the Gulf Coast of Mississippi gaming market was full of hope and promise. Since that year, nine casinos have been planned, financed, permitted, and licensed throughout the State of Mississippi. Several of these are in the Gulf Coast Region. Europa's property, however, still sits undeveloped. Now, ten years later, the company, without any operating revenue and with a bitterly divided Board of Directors, searches for answers.

      The Committee's campaign to change management, reorganize the Board and start the process to build the casino began in earnest immediately after completing the Securities and Exchange Commission (SEC) review process.

      A shareholder/public meeting was recently held in Diamondhead, Mississippi, near the location of the proposed casino resort. A group of approximately 45 shareholders, community members, and media attended the meeting.

      Jim Illius explained to the attendees, "The time has come to put experienced casino management in charge of this company. We need management that knows how to get the job done. It's all about experience and know how! Who better than a man who has already completed several successful projects? Jim Rafferty is the right man, at the right time, to get this project moving."

      Jim Rafferty is a 24-year veteran of the casino industry. He has held executive positions at Harvey's Casino Resorts, Harrah's, Showboat and Summa Corporation - all significant casino companies, each with a long history of success. He has master-planned sites and developed marketing and strategic plans for several profitable and successful casinos.

      Rafferty led Harvey's through a program to develop a new convention hotel in the environmentally sensitive Lake Tahoe basin. This project included the creation of a specific Environmental Impact Study and obtaining required permits at several levels of

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governmental review. The project has been recognized nationally as a model of creating win-win situations for both the environmental and business concerns of that community.

      Rafferty outlined four strategic elements necessary to promote stockholder value with the new casino at the Diamondhead meeting, "First, we need to master plan the site. Within three months, if I am elected to the Board, I will present to the Board and Shareholders a master plan for a deluxe casino entertainment complex that will be fun for the customers, profitable for the shareholders, and good for the community and environment. Second, we will build a great team of seasoned managers. Third, I will meet with environmentalists and work to find a common ground. Upon completion of these milestones, we will get the project financed." Rafferty continued, "Europa shareholders must realize the sense of urgency to make this change. Cash reserves are limited and quickly being depleted. The Committee believes that this positive change will afford us a profitable casino development and increase shareholder value."

      Illius and Rafferty did more than speak during their kick-off campaign to develop Europa Cruises' property. They also listened to the concerns of the shareholders and citizens. Shareholders expressed concern of the timing of the project - when could the shovels be put in the ground? Illius and Rafferty responded that they were prepared to move very quickly, but noted there was a lot of work to do. "With hard work and smart management," said Rafferty, "we will all look forward to the anticipated ground breaking of this development."

      The Committee expressed concerns about the possible effects of a Mississippi Gaming tax increase. Jim Rafferty said, "Any shift in Mississippi's tax equation would put the economic viability of the project and the property at risk. We would urge the State Legislators to put the priorities of job creation and development ahead of this revenue proposal. A different tax structure for the casino industry could endanger new development in the state." The Committee also urged the current Europa management to recognize and speak out on this important topic.

      Shareholders will be receiving proxy information during the next few weeks to read and review. The Committee asks shareholders, after reviewing the materials, to immediately vote the WHITE consent cards to support their effort. Copies of the Committee's filings and questions about the consent process can be addressed by calling Georgeson Shareholders Services at 1-866-318-0501 or by visiting www.proxymaterial.com/kruz/.


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Forward-looking statements. The information contained herein includes forward-looking statements, which are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words or phrases. Such statements and estimates, by their nature, involve risks, uncertainties and assumptions. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements.